Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Mike Buttry

Capella Education Company

612.977.5499

Mike.Buttry@capella.edu

Capella Education Company reports fourth quarter

and full year 2010 results

Annual revenue up 27.3 percent; enrollment up 16.2 percent;

operating income up 48.6 percent

MINNEAPOLIS, Feb. 15, 2011 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months and year ended Dec. 31, 2010.

“While Capella produced strong full year 2010 results, we are now operating in an uncertain environment,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company. “The current uncertainty is driven by weaker demand for higher-education, regulatory uncertainty and increased competition for the high-quality learners that have historically been attracted to Capella’s academic rigor and graduate focus.”

“We are taking decisive action to respond and manage through these challenging conditions,” said Gilligan. “This includes shifting our marketing mix to more effective channels; continuing to emphasize new product introductions; and investing in Capella’s core strength and points of differentiation.”

“In light of the current difficult environment, we are right-sizing our cost structure to current business levels and we have made the decision to reduce staff. While painful, we are confident this is the right action for Capella and our learners over the long-term. Capella has mission-driven staff that is dedicated to the success of our learners and we do not take the decision to eliminate even one position lightly. Our priority in making decisions about workforce reductions will be to protect the experience of our learners and the quality of the education we deliver,” continued Gilligan.

“We believe the underlying long-term industry fundamentals remain attractive and that Capella is well-positioned to continue to differentiate itself through our continued commitment to academic quality and an exceptional learner experience,” concluded Gilligan.

The company expects to adjust spending levels and reduce excess support capacity by eliminating approximately 125 positions representing about 8 percent of our non-faculty workforce, resulting in a charge of about $2 million in the quarter ending March 31, 2011 and an annualized cost savings of approximately $12 to $12.5 million.

For the three months ended Dec. 31, 2010:

•	Revenues increased 21.3 percent to $114.7 million, compared to $94.5 million in the fourth quarter of 2009. Total active enrollment increased 16.2 percent to 39,477.

•	New enrollment growth decreased by 10.7 percent from fourth quarter 2009.

•

Operating income increased by 23.4 percent to $28.3 million, compared to $22.9 million for the same period in 2009. Operating margin was 24.7 percent, compared to 24.3 percent for the fourth quarter 2009.

•	Net income for the fourth quarter of 2010 was $18.1 million, compared to $15.0 million for the same period in 2009, an increase of 20.3 percent.

•	Diluted net income per share was $1.09, compared to $0.88 for the same period in 2009.

For the fiscal year ended Dec. 31, 2010:

•	Revenues increased by 27.3 percent to $426.1 million, compared to $334.6 million for the same period in 2009. Average quarterly enrollment increased by 26.5 percent.

•	New enrollment grew 24.4 percent in 2010.

•	Operating income for 2010 was $95.0 million or 22.3 percent of revenue, compared to $63.9 million or 19.1 percent of revenue during 2009.

•	Net income was $61.3 million or $3.64 per weighted average number of diluted shares outstanding compared to $42.7 million or $2.51 per share for 2009.

Balance Sheet and Cash Flow

As of Dec. 31, 2010, the Company had cash, cash equivalents, and marketable securities of $193.2 million, compared to $172.1 million at year-end 2009. The Company had no debt in 2010 or 2009.

Cash flow from operations for 2010 was $88.4 million compared to $69.1 million in 2009, an increase of 28.0 percent.

Share Repurchase

The Company repurchased 721,000 shares of Capella stock for total consideration of $50 million or about 79 percent of free cash flow in fiscal year 2010. In the fourth quarter 2010 the company repurchased 242,000 shares for total consideration of $13 million. The remaining authorization as of the end of the fourth quarter is $48 million.

Outlook

For the first quarter ending March 31, 2011, total enrollment is expected to grow by 4.5 to 6.5 percent and revenue by 8.5 to 9.5 percent compared to first quarter 2010. The operating margin is anticipated to be approximately 17 to 18 percent of total revenue for the first quarter of 2011, including charges of approximately $2 million. While re-registration of our existing learners is expected to be strong year-over-year, new enrollment is expected to decline in the first quarter of 2011 by approximately 35 percent from first quarter 2010. New enrollment growth is impacted by very difficult comparisons as first quarter 2010 new enrollment growth was well over 2 times the average annual new enrollment growth of 24.4 percent in 2010. In addition, the expected decline in new enrollment growth reflects market conditions, including weaker demand and tougher competition; undergraduate assessments implemented in November 2010; and changes related to program accreditation requirements.

“We are prudently managing expenses,” said Steve Polacek, senior vice president and chief financial officer. “While 2011 will be a challenging year, we continue to position Capella for long-term sustainable growth without compromising investments in academic quality and learner success. Capella’s financial position remains strong with no debt and over $190 million in cash and investments.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with new U.S. Department of Education rules regarding incentive compensation, state authorization, and gainful employment; maintaining our business in accordance with regional and specialized accreditation standards and state and regional regulatory requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining high quality, academically prepared learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies, including as a result of current U.S. Department of Education rulemaking and recent Congressional review of our industry; maintaining and expanding existing commercial relationships with employers and developing new such relationships; effectively instituting changes in our marketing approach and with the use of aggregators; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth effectively; our use of business technology to accurately store, process and report relevant data; changes in student enrollment including new enrollments and learner persistence; effectively implementing cost reductions in our business; managing increases in our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its fourth quarter 2010 results and outlook during a conference call scheduled today, Feb. 15, 2011, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 36515388. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on Feb.15, 2011 through Feb. 22, 2011, at 800.642.1687 (domestic) or 706.645.9291(international), conference ID# 36515388. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers online graduate degree programs in business, counseling, education, health administration, human services, information technology, nursing, psychology, public administration, public health, public safety, and social work, and bachelor’s degree programs in business, information technology, nursing, psychology, public administration, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 44 graduate and undergraduate degree programs with 136 specializations. More than 39,000 learners were enrolled as of Dec. 31, 2010. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

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CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

	As of December 31,
	2010	2009
	(In thousands, except par value)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,416	$102,405
Marketable securities	115,818	69,670
Accounts receivable, net of allowance of $3,783 in 2010 and $2,362 in 2009	13,680	12,691
Prepaid expenses and other current assets	8,290	6,564
Deferred income taxes	2,444	2,186

Total current assets	217,648	193,516
Property and equipment, net	44,910	37,984

Total assets	$262,558	$231,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,599	$5,027
Accrued liabilities	29,962	24,328
Income taxes payable	344	61
Deferred revenue	5,885	7,876

Total current liabilities	40,790	37,292
Deferred rent	3,466	2,952
Other liabilities	855	434
Deferred income taxes	7,838	6,556

Total liabilities	52,949	47,234

Redeemable noncontrolling interest	1,023	—

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares—100,000
Issued and outstanding shares—16,306 in 2010 and 16,763 in 2009	163	168
Additional paid-in capital	115,075	151,445
Accumulated other comprehensive income	758	1,333
Retained earnings	92,590	31,320

Total shareholders’ equity	208,586	184,266

Total liabilities and shareholders’ equity	$262,558	$231,500

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
	(Unaudited)		(Unaudited)

Revenues	$114,723	$94,543	$426,123	$334,643
Costs and expenses:
Instructional costs and services	42,035	35,835	164,231	135,286
Marketing and promotional	32,288	26,300	120,427	99,632
General and administrative	12,103	9,472	46,464	35,803

Total costs and expenses	86,426	71,607	331,122	270,721

Operating income	28,297	22,936	95,001	63,922
Other income, net	508	467	2,038	2,384

Income before income taxes	28,805	23,403	97,039	66,306
Income tax expense	10,840	8,393	35,860	23,637

Net income	17,965	15,010	61,179	42,669
Net loss attributable to noncontrolling interest	91	—	91	—

Net income attributable to Capella	$18,056	$15,010	$61,270	$42,669

Net income per common share:
Basic	$1.10	$0.90	$3.68	$2.55

Diluted	$1.09	$0.88	$3.64	$2.51

Weighted average number of common shares outstanding:
Basic	16,410	16,730	16,648	16,713

Diluted	16,533	17,006	16,848	17,030

CAPELLA EDUCATION COMPANY

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2009
	(In thousands)
	(Unaudited)
Operating activities
Net income	$61,179	$42,669
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	8,744	6,972
Depreciation and amortization	18,512	14,533
Amortization of investment discount/premium	2,180	1,593
Asset impairment	19	52
Noncontrolling interest	91	—
Stock-based compensation	3,698	3,652
Excess tax benefits from stock-based compensation	(4,251)	(3,463)
Deferred income taxes	1,354	1,315
Changes in operating assets and liabilities:
Accounts receivable	(9,733)	(7,714)
Prepaid expenses and other current assets	(1,635)	(1,380)
Accounts payable and accrued liabilities	4,696	7,376
Income tax payable	5,030	3,434
Deferred rent	514	1,631
Deferred revenue	(1,991)	(1,619)

Net cash provided by operating activities	88,407	69,051
Investing activities
Capital expenditures	(25,481)	(16,436)
Purchases of marketable securities	(60,211)	(1,030)
Sales and maturities of marketable securities	10,978	23,360

Net cash provided by (used in) investing activities	(74,714)	5,894
Financing activities
Excess tax benefits from stock-based compensation	4,251	3,463
Net proceeds from exercise of stock options	6,842	7,501
Repurchase of common stock	(49,775)	(14,729)

Net cash used in financing activities	(38,682)	(3,765)

Net increase/(decrease) in cash and cash equivalents	(24,989)	71,180
Cash and cash equivalents at beginning of year	102,405	31,225

Cash and cash equivalents at end of year	$77,416	$102,405

Supplemental disclosures of cash flow information
Income taxes paid	$29,563	$18,980

Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$1,110	$1,135

Noncontrolling interest contributions	$1,346	$—

CAPELLA EDUCATION COMPANY

Other Information

Enrollment by Degree(a):	December 31,
	2010	2009	% Change
PhD/Doctoral	12,058	11,051	9.1%
Master’s	18,740	16,331	14.8%
Bachelor’s	8,435	6,411	31.6%
Other	244	189	29.1%

Total	39,477	33,982	16.2%

(a)	Enrollment as of December 31, 2010 and 2009 is the enrollment as of the last day of classes for the year ended December 31, 2010 and 2009, respectively.